FOR IMMEDIATE RELEASE

FROM: MSA Safety Incorporated
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy (724) 741 - 8570
Investor Relations Contact: Kenneth Krause (724) 741 - 8534

MSA Announces Third Quarter Results
Breathing Apparatus sales up more than 80 percent on strong fire service demand for new G1 Model, helping offset weakness in other end markets
PITTSBURGH, October 21, 2015 - Global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) today reported results for the third quarter of 2015.

Quarterly Highlights

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Reported revenue was $274 million, up 8 percent on a local currency basis from the third quarter of 2014 but down 1 percent on a reported basis, reflecting a 9 percent currency headwind associated with the stronger U.S. dollar. Income from continuing operations was $16 million, or $0.41 per diluted share. Adjusted earnings were $22 million, or $0.59 per diluted share, increasing 4 percent from the third quarter of 2014.

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Local currency sales of self-contained breathing apparatus (SCBA) increased 83 percent globally, driven by strong demand for the company's new G1 model within the North American fire service market. Global SCBA backlog at the end of the quarter was $68 million, compared to $77 million at the end of the second quarter of 2015.

•
Local currency sales of MSA core products increased by 13 percent in the quarter, with strong performance in SCBA and fire helmets, offset by a lower level of fixed gas and flame detection (FGFD) shipments and continued weakness in the sale of portable gas detection and industrial head protection, both of which are more exposed to employment levels within the energy market.

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In response to challenging business conditions and weak outlooks in the energy market and key emerging geographies like Brazil and China, the company is executing a restructuring program to reduce operating costs. Restructuring investments are expected to total $4 to $6 million in the fourth quarter of 2015, resulting in approximately $10 million of cost savings in 2016.

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R&D investments in new products are generating strong returns, as products developed and launched over the last five years represented 44 percent of quarterly core product revenue, compared to 36 percent from a year ago.

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Earlier today, the company closed on its acquisition of U.K. based Latchways, a market leader in permanent engineered fall protection solutions. The transaction doubles MSA's market share in fall protection, which represents one of the largest and fastest growing segments of the global safety market.

Comments from Management
“The third quarter presented us with several challenges, including a stronger U.S. dollar, softer business conditions in emerging markets, and continued weakness in the energy market. Despite these headwinds, the results we continue to see in the fire service market provide a sense of optimism in an otherwise challenging macro environment,” said William M. Lambert, MSA Chairman, President and CEO. He noted that the company’s revolutionary new G1 SCBA platform continues to generate significant interest among the fire service community and was a key driver of quarterly core product growth of 13 percent.
"Although we continue to see solid results in the fire service, we are actively taking steps to reduce our cost structure to mitigate the weakness we see in the energy sector and certain emerging markets," Mr. Lambert said. He explained that the company has started executing a restructuring program that is expected to generate $10 million of cost savings in 2016.
"The impacts of lower commodity prices, economic challenges in emerging markets like Brazil and China, and continued weakness of foreign currencies are all challenges we foresee lasting into 2016," Mr. Lambert said.
"While we are taking steps to reduce our cost structure, we certainly recognize the importance of investing for growth and advancing the core areas of our business. That commitment, and the R&D investments we've made over the past several years, are what's driving the strong returns we're seeing in the fire service, and on the inorganic side we recently completed a strategic acquisition in a very attractive market," he said. "Overall, we are taking decisive action to mitigate risk in response to this challenging business cycle, but we continue to make key growth investments that have and will continue to generate long-term value for all of our stakeholders," he concluded.

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MSA Safety Incorporated
Condensed Consolidated Statement of Income (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net sales	$273,746	$275,159	$817,465	$822,697
Other income, net	431	585	1,166	986
	274,177	275,744	818,631	823,683

Cost of products sold	153,965	151,436	450,372	447,489
Selling, general and administrative	72,727	77,301	231,683	245,377
Research and development	12,532	13,420	36,430	36,604
Restructuring and other charges	3,740	3,640	4,698	6,397
Interest expense	2,827	2,493	7,802	7,617
Currency exchange losses, net	4,327	315	3,336	358
	250,118	248,605	734,321	743,842

Income from continuing operations before income taxes	24,059	27,139	84,310	79,841
Provision for income taxes	8,935	8,699	36,669	26,056
Income from continuing operations	15,124	18,440	47,641	53,785
Income from discontinued operations	462	765	1,240	1,832
Net income	15,586	19,205	48,881	55,617
Net loss attributable to noncontrolling interests	390	100	1,075	202
Net income attributable to MSA Safety Incorporated	15,976	19,305	49,956	55,819

Amounts attributable to MSA Safety Incorporated common shareholders:
Income from continuing operations	15,712	18,674	48,750	54,328
Income from discontinued operations	264	631	1,206	1,491
Net income	15,976	19,305	49,956	55,819

Earnings per share attributable to MSA Safety Incorporated common shareholders:
Basic
Income from continuing operations	$0.42	$0.50	$1.30	$1.45
Income from discontinued operations	$0.01	$0.02	$0.03	$0.04
Net income	$0.43	$0.52	$1.33	$1.49

Diluted
Income from continuing operations	$0.41	$0.49	$1.29	$1.43
Income from discontinued operations	$0.01	$0.02	$0.03	$0.04
Net income	$0.42	$0.51	$1.32	$1.47

Basic shares outstanding	37,252	37,187	37,301	37,111
Diluted shares outstanding	37,709	37,784	37,776	37,708

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MSA Safety Incorporated
Condensed Consolidated Balance Sheet (Unaudited)
(In thousands)

	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$189,343	$105,998
Trade receivables, net	211,709	211,440
Inventories	150,125	122,954
Other current assets	69,407	57,477
Total current assets	620,584	497,869

Property, net	144,805	151,352
Prepaid pension cost	82,011	75,017
Goodwill	248,319	252,520
Other noncurrent assets	281,248	288,034
Total assets	1,376,967	1,264,792

Liabilities and shareholders' equity
Notes payable and current portion of long-term debt	$6,806	$6,700
Accounts payable	68,798	70,210
Other current liabilities	175,664	157,147
Total current liabilities	251,268	234,057

Long-term debt	388,000	245,000
Pensions and other employee benefits	167,151	174,598
Deferred tax liabilities	29,410	26,306
Other noncurrent liabilities	16,235	46,198
Total shareholders' equity	524,903	538,633
Total liabilities and shareholders' equity	1,376,967	1,264,792

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MSA Safety Incorporated
Condensed Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income	$15,586	$19,205	$48,881	$55,617
Depreciation and amortization	6,982	7,196	22,646	22,311
Change in working capital and other operating	(20,451)	9,091	(61,697)	(27,126)
Cash from operations	2,117	35,492	9,830	50,802

Capital expenditures	(9,133)	(9,705)	(25,148)	(24,233)
Property disposals	—	—	7,969	—
Cash from investing	(9,133)	(9,705)	(17,179)	(24,233)

Cash dividends paid	(11,926)	(11,542)	(35,448)	(34,043)
Change in debt	125,138	(11,012)	143,142	9,171
Share repurchase program	—	—	(7,104)	—
Other financing	(136)	1,938	(391)	4,013
Cash from financing	113,076	(20,616)	100,199	(20,859)

Exchange rate changes	(4,851)	(3,999)	(9,505)	(4,620)

Increase in cash	101,209	1,172	83,345	1,090

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MSA Safety Incorporated
Segment Information (Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014

Net sales
North America	$156,141	$131,844	$445,898	$400,147
Europe	62,489	75,785	203,819	229,606
International	55,116	67,530	167,748	192,944
Total	273,746	275,159	817,465	822,697

Net income (loss)
North America	$25,225	$18,324	$61,909	$51,991
Europe	(837)	2,575	1,322	12,807
International	2,275	3,807	8,926	11,570
Corporate	(10,357)	(6,500)	(22,849)	(21,859)
Reconciling Items	(594)	468	(558)	(181)
Income from continuing operations	15,712	18,674	48,750	54,328
Income from discontinued operations	264	631	1,206	1,491
Total	15,976	19,305	49,956	55,819

The Corporate segment was established on January 1, 2015 to reflect the activities of centralized functions in our corporate headquarters and to capture results in a manner that the chief operating decision maker reviews. The corporate segment primarily consists of administrative expenses and centrally-managed costs such as interest expense and foreign exchange gains or losses. Additionally, effective January 1, 2015, we changed the allocation methodology applied to Research and Development expense. The 2014 segment results have been recast to conform with current period presentation.

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MSA Safety Incorporated
Supplemental Segment Information (Unaudited)
Local Currency Revenue Growth

	Three Months Ended September 30, 2015
	Consolidated	North America	Europe	International

Breathing Apparatus	83%	163%	5%	48%
Fire and Rescue Helmets	32%	21%	21%	82%
Fall Protection	(2)%	(1)%	75%	(4)%
Industrial Head Protection	(8)%	(10)%	21%	(10)%
Fixed Gas and Flame Detection	(9)%	(4)%	(7)%	(26)%
Portable Gas Detection	(13)%	(15)%	(17)%	(2)%
Core Sales	13%	25%	(1)%	3%

Non-Core Sales	(11)%	(5)%	(11)%	(18)%

Net Sales	8%	20%	(4)%	(3)%

	Nine Months Ended September 30, 2015
	Consolidated	North America	Europe	International

Breathing Apparatus	50%	105%	3%	9%
Fire and Rescue Helmets	18%	7%	4%	89%
Fall Protection	2%	3%	23%	(3)%
Industrial Head Protection	(8)%	(9)%	20%	(13)%
Fixed Gas and Flame Detection	2%	3%	—%	4%
Portable Gas Detection	(7)%	(17)%	6%	9%
Core Sales	10%	16%	3%	4%

Non-Core Sales	(2)%	(4)%	12%	(14)%

Net Sales	8%	13%	5%	(1)%

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MSA Safety Incorporated
Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures
Adjusted Earnings / Earnings per Diluted Share (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change

Income from continuing operations attributable to MSA Safety Incorporated	15,712	18,674	(15.9)%	48,750	54,328	(10.3)%
Nonrecurring tax charges associated with European reorganization	—	—		7,605	—
Non-deductible transaction costs associated with Latchways acquisition	707	—		707	—
Income from continuing operations excluding non-deductible charges	16,419	18,674	(12.1)%	57,062	54,328	5.0%

Currency exchange losses, net	4,327	315		3,336	358
Restructuring and other charges	3,740	3,640		4,698	6,397
Self insured legal settlements and defense costs	708	29		1,050	2,286
Asset related losses, net	206	—		538	—
Income tax expense on adjustments	(3,287)	(1,279)		(3,300)	(2,950)
Adjusted earnings	22,113	21,379	3.4%	63,384	60,419	4.9%

Adjusted earnings per diluted share	$0.59	$0.57	3.5%	$1.68	$1.60	5.0%
Management believes that adjusted earnings and adjusted earnings per share are useful measures for investors when analyzing ongoing operating trends. There can be no assurances that additional special items will not occur in future periods, nor that MSA's definition of adjusted earnings is consistent with that of other companies. As such, management believes that it is appropriate to consider both net income determined on a GAAP basis as well as adjusted earnings.

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About MSA:
Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life‐threatening situations. The company's comprehensive line of products is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining, and the military. The company’s core products include self‐contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection, fire and rescue helmets and fall protection devices. With 2014 revenues of $1.1 billion, MSA employs approximately 4,600 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information, visit MSA’s website at www.MSAsafety.com.

Cautionary Statement Regarding Forward-Looking Statements:
Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to all projections and anticipated levels of future performance. Forward looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Any number of factors could cause actual results to differ materially from projections or forward looking statements, including without limitation global economic conditions, spending patterns of government agencies, competitive pressures, the impact of acquisitions and related integration activities, product liability claims, the success of new product introductions, currency exchange rate fluctuations and the risks of doing business in foreign countries. A full listing of these risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission ("SEC"), including our most recent Form 10-K filed on February 25, 2015. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on its own investor relations website at http://investors.MSAsafety.com. MSA undertakes no duty to publicly update any forward looking statements contained herein, except as required by law.

Non-GAAP Financial Measures
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings and adjusted earnings per diluted share. The presentation of these financial measures does not comply with U.S. generally accepted accounting principles ("GAAP"). For an explanation of these measures, together with a reconciliation to the most directly comparable GAAP financial measure, see the Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures in the financial tables section above.
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